EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	THOMAS H. POHLMAN
PRESIDENT
OCTOBER 14, 2011		(515) 232-6251

AMES NATIONAL CORPORATION
ANNOUNCES
2011 THIRD QUARTER EARNINGS RESULTS

Third Quarter 2011 Results:

For the quarter ended September 30, 2011, net income for Ames National Corporation (the Company) increased 1.1% and totaled $3,590,000, or $0.38 per share, compared to $3,551,000, or $0.38 per share, for the same period in 2010.  Net income increased primarily due to improvements in net interest income and a reduction in FDIC insurance assessments, offset in part by an increase in salaries and employee benefits and other real estate owned costs.

Third quarter net interest income increased $359,000, or 4.8%, compared to the same quarter a year ago primarily due to interest income from a larger investment securities portfolio and lower rates on deposits and other borrowings, offset in part by lower rates on investment securities.  The Company’s net interest margin was 3.67% for the quarter ended September 30, 2011, a decrease from 3.82% for the quarter ended September 30, 2010.

The provision for loan losses was $5,000 in the third quarter of 2011 as compared to $74,000 for the same period in 2010.  Net loan charge offs for the quarter ended September 30, 2011 were $16,000, compared to net loan charge offs of $353,000 for the same period in 2010.

Non-interest income for the third quarter of 2011 totaled $1,927,000 as compared to $1,843,000 for the same period in 2010.   The increase in non-interest income is primarily due to security gains of $361,000 for the third quarter of 2011 as compared to security gains of $297,000 for the third quarter of 2010.

Non-interest expense for the third quarter of 2011 totaled $4,900,000 compared to $4,505,000 recorded in the same period in 2010.  The increase in non-interest expense can be mainly attributed to salaries and employee benefits and other real estate owned costs, offset in part by a decrease in FDIC insurance assessments.  The higher salaries and employee benefit costs are primarily due to normal salary and incentive pay increases, and one time personnel costs.  The higher 2011 other real estate owned costs are due primarily to impairment write downs.  The lower FDIC insurance assessments are due primarily to lower assessment rates.  The efficiency ratio for the third quarter of 2011 was 50.00%, compared to 48.14% for the same period in 2010.

Nine Months 2011 Results:

For the nine months ended September 30, 2011, net income for the Company increased 3.6% and totaled $10,306,000, or $1.09 per share, compared to $9,947,000, or $1.05 per share, for the same period in 2010.  Net income increased primarily due to improvements in net interest income and a reduction in FDIC insurance assessments, offset in part by an increase in salaries and employee benefits and other real estate owned costs.

For the nine months ended September 30, 2011, net interest income increased $820,000, or 3.7%, compared to the same period in 2010, due primarily to interest income from a larger investment securities portfolio and lower rates on deposits and other borrowings, offset in part by lower rates on loans and investment securities.  The Company’s net interest margin was 3.61% for the nine months ended June 30, 2011, a decrease from 3.78% for the nine months ended September 30, 2010.

The provision for loan losses was $410,000 for the nine months ended September 30, 2011 compared to $568,000 for the same period in 2010.  Net loan charge offs for the nine months ended September 30, 2011 were $65,000, compared to net loan charge offs of $649,000 for the same period in 2010.

Non-interest income for the nine months ended September 30, 2011 totaled $5,507,000 as compared to $5,412,000 for the same period in 2010.   The higher non-interest income is primarily due to higher trust department income and gain on sale of loans held for sale, offset in part by a decrease in service fees.  The increase in trust department income was due primarily to increases in the number of customer relationships and income related to improving fair values for fee based managed assets.  The increase in gain on sale of loans held for sale is due primarily to increased loan origination volume.  The decrease in service charges was primarily due to lower overdraft fees due in part to regulatory changes associated with the Dodd-Frank Act.

Non-interest expense for the nine months ended September 30, 2011 totaled $14,362,000 compared to $13,673,000 recorded in the same period in 2010.  The increase in non-interest expense can be mainly attributed to higher salaries and employee benefit costs and higher other real estate owned costs, offset in part by a decrease in FDIC insurance assessments.  The higher salaries and benefit costs are due primarily to normal salary and incentive pay increases, and one time personnel costs.  The higher 2011 other real estate owned costs are primarily due to impairment write downs.  The lower FDIC insurance assessments are due primarily to lower assessment rates.  The efficiency ratio for the nine months ended September 30, 2011 was 50.25%, compared to 49.41% for the same period in 2010.

Balance Sheet Review:

As of September 30, 2011, total assets were $1,020,228,000, a $103,520,000 increase compared to September 30, 2010.  The increase in assets was primarily due to an increase in securities available-for-sale and loans, funded primarily by a growth in deposits.

Securities available-for-sale as of September 30, 2011 totaled $500,084,000, compared to $437,266,000 as of September 30, 2010, mainly as a result of increases in U.S. government mortgage backed securities and state and political subdivision bonds, offset in part by a decline in U.S. government agencies.

Net loans as of September 30, 2011 increased to $428,364,000 compared to $399,820,000 as of September 30, 2010, or 7.1%, mainly as a result of increases in commercial operating and commercial real estate loans.  The allowance for loan losses on September 30, 2011, totaled $7,865,000, or 1.80% of gross loans, compared to $7,571,000 or 1.86% of gross loans as of September 30, 2010.  Impaired loans as of September 30, 2011, were $5,624,000, or 1.3% of gross loans, compared to $6,214,000, or 1.5% of gross loans as of September 30, 2010.

Other real estate owned was $9,886,000 as of September 30, 2011 which is lower than $10,451,000 as of September 30, 2010, primarily due to sales of other real estate owned and, to a lesser extent, impairment write downs.  Due to potential changes in the real estate markets, it is at least reasonably possible that management’s assessments of fair value will change in the near term and that such changes could materially affect the amounts reported in the Company’s financial statements.

Deposits totaled $800,236,000 on September 30, 2011, a 13.5% increase from the $704,937,000 recorded at September 30, 2010.  This increase occurred in all deposit categories except time deposits under $100,000.

The Company’s stockholders’ equity represented 13.1% of total assets as of September 30, 2011 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations.  Total stockholder’s equity was $133,516,000 as of September 30, 2011, and $123,191,000 as of September 30, 2010.

Shareholder Information:

Return on average assets was 1.43% for the quarter ended September 30, 2011, compared to 1.54% for the same period in 2010.  Return on average equity was 10.91% for the quarter ended September 30, 2011, compared to the 11.72% for the same period in 2010.  Return on average assets was 1.37% for the nine months ended September 30, 2011, compared to 1.44% for the same period in 2010.  Return on average equity was 10.80% for the nine months ended September 30, 2011, compared to the 11.31% for the same period in 2010.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $15.63 on September 30, 2011.   During the third quarter of 2011, the price ranged from $14.15 to $18.75.

On August 10, 2011, the Company declared a quarterly cash dividend on its common stock, payable on November 15, 2011 to stockholders of record as of November 1, 2011, equal to $0.13 per share.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Randall-Story State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
September 30, 2011 and 2010
(unaudited)

ASSETS	2011	2010

Cash and due from banks	$23,033,128	$14,319,612
Interest bearing deposits in financial institutions	34,581,968	28,194,512
Securities available-for-sale	500,084,113	437,265,590
Loans receivable, net	428,364,432	399,819,954
Loans held for sale	1,303,825	2,501,159
Bank premises and equipment, net	11,427,144	11,665,434
Accrued income receivable	7,320,692	7,121,758
Deferred income taxes	-	1,090,543
Other real estate owned	9,885,618	10,451,219
Other assets	4,227,090	4,278,585

Total assets	$1,020,228,010	$916,708,366

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$116,786,018	$95,397,470
NOW accounts	230,266,256	187,557,316
Savings and money market	208,990,036	188,286,088
Time, $100,000 and over	103,098,557	89,197,772
Other time	141,095,598	144,498,041
Total deposits	800,236,465	704,936,687

Federal funds purchased and securities sold under agreements to repurchase	40,088,022	47,246,451
Short-term borrowings	1,001,014	163,311
FHLB advances and other long-term borrowings	39,195,476	36,500,000
Dividend payable	1,217,669	1,037,621
Deferred income taxes	1,159,697	-
Accrued expenses and other liabilities	3,813,896	3,633,313
Total liabilities	886,712,239	793,517,383

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued 9,432,915 shares; outstanding 9,366,684 and 9,432,915 shares as of September 30, 2011 and 2010, respectively	18,865,830	18,865,830
Additional paid-in capital	22,651,222	22,651,222
Retained earnings	83,157,897	74,537,756
Treasury stock, at cost; 66,231 shares and no shares at September 30, 2011 and 2010, respectively	(1,089,975)	-
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	9,930,797	7,136,175
Total stockholders' equity	133,515,771	123,190,983

Total liabilities and stockholders' equity	$1,020,228,010	$916,708,366

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Interest income:
Loans	$5,905,777	$6,094,728	$17,646,097	$18,217,937
Securities
Taxable	1,906,708	1,737,458	5,365,245	5,335,686
Tax-exempt	1,624,310	1,480,513	4,892,269	4,275,663
Interest bearing deposits and federal funds sold	112,929	108,764	337,622	368,075

Total interest income	9,549,724	9,421,463	28,241,233	28,197,361

Interest expense:
Deposits	1,323,083	1,452,764	4,076,697	4,678,728
Other borrowed funds	353,739	454,747	1,086,646	1,260,209

Total interest expense	1,676,822	1,907,511	5,163,343	5,938,937

Net interest income	7,872,902	7,513,952	23,077,890	22,258,424

Provision for loan losses	4,904	74,197	409,692	568,411

Net interest income after provision for loan losses	7,867,998	7,439,755	22,668,198	21,690,013

Non-interest income:
Trust department income	547,917	522,892	1,619,617	1,518,906
Service fees	401,055	410,107	1,095,273	1,245,295
Securities gains, net	361,444	297,046	947,570	968,859
Gain on sale of loans held for sale	252,163	255,899	680,551	580,888
Merchant and ATM fees	183,987	193,059	555,481	553,583
Other	180,558	163,935	608,048	544,715

Total non-interest income	1,927,124	1,842,938	5,506,540	5,412,246

Non-interest expense:
Salaries and employee benefits	2,945,361	2,691,013	8,667,217	7,995,597
Data processing	524,602	483,436	1,451,420	1,429,081
Occupancy expenses	349,918	350,284	1,066,383	1,116,393
FDIC insurance assessments	129,289	268,867	607,785	860,333
Other real estate owned	280,482	34,602	567,212	153,909
Other operating expenses	670,714	676,601	2,002,262	2,118,078

Total non-interest expense	4,900,366	4,504,803	14,362,279	13,673,391

Income before income taxes	4,894,756	4,777,890	13,812,459	13,428,868

Income tax expense	1,304,882	1,226,579	3,506,692	3,481,951

Net income	$3,589,874	$3,551,311	$10,305,767	$9,946,917

Basic and diluted earnings per share	$0.38	$0.38	$1.09	$1.05

Declared dividends per share	$0.13	$0.11	$0.39	$0.33